                                                                    Exhibit 99.2

     Reno Nevada (February 16, 2000) - Sierra Pacific Resources (NYSE: SRP) today reported net income of $67.3 million for common stock for the year ended Dec. 31, 1999, after taking a pre-tax charge of $56 million. The charge results from the recent disallowance of energy expenses incurred by the company as a result of providing service to its customers in southern Nevada. The Public Utilities Commission of Nevada (PUCN) rejected an updated deferred energy filing by Sierra Pacific's subsidiary, Nevada Power Co., to recover energy costs. The company is exploring all legal remedies to recover costs it incurs to serve its customers.

     As required by purchase accounting regulations, these results of operations represent 12 months of Nevada Power, the acquiring company for financial reporting purposes, and five months of Sierra Pacific Resources and its other subsidiaries, which include Sierra Pacific Power Company. Basic earnings per share were $1.08 for this period.

     On an individual company basis, Nevada Power operating revenues for the year increased 11.9 percent over 1998 to $977.3 million. Increases in revenue were attributed primarily to customer growth. The number of residential and commercial customers served by Nevada Power grew by 6 percent compared to 1998, while the number of industrial customers increased by 7 percent. This growth was offset by a mild summer in the Las Vegas area. Sierra Pacific Power Company operating revenues for the year increased 4 percent to $763.7 million over 1998 primarily as a result of customer growth, offset by the effects of adverse weather conditions. Earnings before interest, taxes and depreciation increased by 1.5 percent to $262.8 million. Income for common for the year decreased by $14.3 million over 1998 as a result of lower, non-cash Allowance for Funds Used During Construction (AFUDC) in 1999. This was due to reduced construction and higher depreciation and interest charges resulting from recently completed construction. Net income also included a non-cash charge for AFUDC.

     Headquartered in Reno, Nev., Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Co., the electric utility for southern Nevada, and Sierra Pacific Power Co., the electric utility for most of northern Nevada and the Lake Tahoe area of California, and a natural gas and water distributor in the Reno - Sparks area. Other subsidiaries include the Tuscarora Gas Pipeline Co., which owns 50 percent interest in an interstate natural gas transmission partnership, and Sierra Pacific Energy Company, an energy services company.

     Sierra Pacific Resources merged with Las Vegas-based Nevada Power Company on July 28, 1999. The combined companies will play a major role in the restructuring of the electric industry in Nevada, which is slated to commence in early 2000.

     Sierra Pacific announced in November that it will acquire Portland General Electric for $2.1 billion from Enron Corp. The proposed transaction, which is subject to customary regulatory approvals, is expected to close in the second half of 2000 and will increase Sierra Pacific's customer base by 700,000.
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                                                                    Exhibit 99.2

Sierra Pacific Resources Financial Highlights
(In thousands, except for per share amounts)
--------------------------------------------------------------------------------
Fourth Quarter

                                                          1999           1998
Revenues                                                $409,924       $181,708
Operating Expenses                                      $378,013       $157,401
Net Income Available for Common                         $(13,501)      $  4,261
Average Shares Outstanding                              $ 78,415       $ 51,265
Net Income Per Share                                    $  (0.17)      $   0.08

12 Months Ended December 31

                                                          1999           1998
Revenues                                               $1,309,131      $873,682
Operating Expenses                                     $1,122,373      $726,405
Net Income Available for Common                        $   67,350      $ 83,499
Average Shares Outstanding                             $   62,577      $ 50,993
Net Income Per Share                                   $     1.08      $   1.64